EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-            ) pertaining to the 2005 Employee Stock Option Plan of American Capital Strategies, Ltd. of our reports dated March 8, 2006 with respect to the consolidated financial statements, schedule 12-14, and consolidated financial highlights of American Capital Strategies, Ltd. included in its Annual Report (Form 10-K) for the year ended December 31, 2005, American Capital Strategies, Ltd. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of American Capital Strategies, Ltd., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

June 12, 2006

McLean, Virginia